                                                                        Ex. 99.1

AKSYS, LTD. ANNOUNCES CLOSING OF INVESTMENT BY DURUS AND CHANGE IN MAJORITY OF DIRECTORS

LINCOLNSHIRE, Ill., June 23 /PRNewswire-FirstCall/ -- Aksys(R), Ltd. (Nasdaq:
AKSY), a pioneer in the field of dialysis products, announced the closing today of its financing with Durus Life Sciences Master Fund, Ltd. The closing follows the $5 million bridge financing provided to the Company by Durus in March 2006.

At today's closing, the Company issued new shares of its Series B preferred stock, which are convertible into five million shares of common stock of the Company, and warrants to purchase five million shares of the Company's common stock in exchange for the cancellation of $5 million of existing subordinated promissory notes of the Company currently held by Durus. In addition, at the closing Durus provided approximately $15.9 million in senior debt to the Company for a cash payment of approximately $1.45 million, the cancellation of approximately $9.3 million of existing subordinated promissory notes held by Durus and the rollover of the $5 million bridge financing provided by Durus into the senior debt. Durus also has made available to the Company as part of the financing a $5 million line of credit to be used by the Company to fund its ongoing operations to the extent the Company is unable to obtain other financing and certain funding conditions are met.

Furthering its commitment to the Company, Durus also exercised its option under the financing agreements at the closing to purchase from the Company approximately $1.45 million of Series B preferred stock, convertible into shares of common stock at an initial conversion price of $1.00 per share, and warrants to purchase shares of common stock at $1.10 per share. In exchange, the Company cancelled approximately $1.45 million existing subordinated promissory notes of the Company currently held by Durus.

In addition, as previously announced, a majority of the members of the Company's Board of Directors changed in connection with the closing. The new directors appointed to the board are Douglass B. Given, a partner at Bay City Capital LLC, Timothy M. Mayleben, a consultant with ELMa Advisors LLC, Gretchen C. Piller, Director of Research for Torrey Associates LLC, and Leslie L. Lake, Managing Director of the Invus Group.

The new directors join current directors Richard B. Egen, Shodhan Trivedi and Larry Birch. The Company's other directors, Lawrence D. Damron, Alan R. Meyer, Bernard R. Tresnowski and Brian J.G. Pereira, resigned from the board effective upon the closing.

About the Company

Aksys, Ltd. produces hemodialysis products, providing services for patients suffering from kidney failure. The Company's lead product, the PHD(R) System, is a currently available, advanced technology hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care. Further information is available on Aksys' website http://www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. Factors that could cause such a difference include, but are not limited to, the following: (i) our ability to obtain sufficient capital on acceptable terms to run our business; (ii) risks and uncertainties relating to our ability to satisfy the continued listing requirements of the NASDAQ Capital Market; (iii) risks relating to our ability comply with regulatory clearances and approvals required to manufacture, market and sell the PHD System, and the potential adverse impact on our company of failing to maintain or obtain any such clearances and approvals; (iv) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (v) risks related to uncertain unit pricing and product cost, which may not be at levels that permit us to be profitable; (vi) risks related to quality control issues and consistency of service applicable to the PHD System; (vii) market, regulatory reimbursement and competitive conditions; (viii) risks related to the failure to meet additional development and manufacturing milestones for the current or next-generation PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (ix) risks inherent in relying on third parties to manufacture the current PHD System or develop the next-generation PHD System; (x) changes in QSR requirements; (xi) risks related to the disposition of our common stock by Durus and its affiliates; (xii) risks related to our new POD strategy and focused resource allocation; and (xiii) other factors detailed in our filings with the SEC, including our recent filings on Forms 10-K, 10-Q and 8-K. We do not undertake to publicly update or revise our forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.